Exhibit 16.1
July 28, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of the UAL Corporation and United Air Lines, Inc. Form 8-K dated July 28, 2009, and have the following comments:
1.	We agree with the statements made in the second, third and fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the first and fifth paragraphs.
Yours truly,
/s/ Deloitte & Touche LLP